Exhibit 23.0

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 33-53800 of The Chesapeake Growth Fund (a series of Gardner Lewis Investment Trust) of our report dated March 23, 2001, incorporated by reference in the Annual Report for the year ended February 28, 2001, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which is part of such Registration Statement.


/s/Deloitte & Touche LLP

New York, New York
June 28, 2001